EXHIBIT 14.1

CODE OF ETHICS FOR THE

PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

OF

INDEPENDENCE POWER HOLDINGS INC.

Adopted February 13, 2026

Independence Power Holdings Inc. (the "Company") is committed to conducting business in compliance with all applicable laws and regulations and in accordance with high standards of business conduct. The Company strives to maintain high standards of accuracy, completeness and disclosure in its financial dealings, records and reports. These standards serve as the basis for managing the Company's business, for meeting the Company's duties to its shareholders and for maintaining compliance with financial reporting requirements. Accordingly, the Company has adopted this Code of Ethics (the "Code of Ethics") for its principal executive officer and senior financial officers, which include the Company's principal financial officer, principal accounting officer or controller and any other officer or employee performing similar functions (collectively, the "Senior Officers").

Each of the Senior Officers must comply with and advocate the following principles and responsibilities, and the Company's Chief Executive Officer, in his or her capacity as the principal executive officer to whom all senior financial officers ultimately report, will promote and support this Code of Ethics and comply with the following principles:

•	Act ethically with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

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Promote and share responsibility for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company, including accurate disclosures in requested questionnaires and forms upon which filings with, or submissions to, the SEC are reliant.

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Comply, as appropriate and with the advice of counsel (as necessary), with applicable rules, laws and regulations of federal, state and local governments and private and public regulatory agencies having jurisdiction over the Company.

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Promptly report to the Company's chief legal officer or General Counsel or the chair of the Audit Committee of the Board of Directors (“Audit Committee”) any situation where this Code of Ethics, the Insider Trading Policy or any other Company policy or conduct code, or any law applicable to the Company or its employees, is being violated.

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Promptly disclose to the Company's chief legal officer or General Counsel or the chair of the Audit Committee, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between such Senior Officer's personal and professional relationships or could potentially cause any disclosures made by the Company to be untrue.

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Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment on behalf of the Company to be subordinated to other interests.

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Respect and maintain the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of his or her work for personal advantage.

•	Promote ethical behavior in the work environment.

•	Responsibly use and maintain all assets and resources employed by or entrusted to him or her.

•	Accept accountability for adherence to this Code of Ethics.

Any individual who violates the provisions of this Code of Ethics may be subject to disciplinary action and appropriate sanctions, up to and including termination. Sanctions may be imposed by the Audit Committee, subject to review by the full Board of Directors, in its sole discretion.

Depending on the nature and severity of the violation, the Company may refer such violation to appropriate authorities for civil action or criminal prosecution.

Each Senior Officer shall:

•	be provided with a copy of this Code of Ethics;

•	upon adoption of the Code of Ethics or becoming a Senior Officer, sign and submit an initial acknowledgment confirming that he or she has received, read and understands the Code of Ethics;

•	annually sign and submit an acknowledgment confirming that he or she has complied with the requirements of the Code of Ethics;

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•	not retaliate against any Senior Officer or other employee for making reports of potential violations in good faith; and

•	notify the Company's chief legal officer or General Counsel, or if none, the chair of the Audit Committee, of any actual or potential violation of the Code of Ethics.

Violations and reasonable suspicions of violations of this Code of Ethics should be reported promptly to the Company's chief legal officer or General Counsel or the Chair of the Audit Committee. Failure of a Senior Officer to notify the Company's chief legal officer or General Counsel or Chair of the Audit Committee of any actual or likely violation of the Code of Ethics is itself a violation of this Code of Ethics. The reporting person should make full disclosure of all pertinent facts and circumstances. If the situation so requires, the reporting person may report anonymously. The Company does not permit or tolerate retaliation of any kind for good faith reports of ethical violations.

The Audit Committee is responsible for applying this Code of Ethics to specific situations in which questions are presented under the Code of Ethics and has the authority to interpret this Code of Ethics in any particular situation. The Audit Committee shall take all action it considers appropriate and investigate any actual or potential violations reported to it; and the Audit Committee is authorized and encouraged to consult, as appropriate, with the Company's chief legal officer or General Counsel and outside legal counsel. Any matter that the Company's chief legal officer or General Counsel believes is a violation of this Code of Ethics will be reported to the Audit Committee.

The Audit Committee is responsible for granting waivers from the terms and provisions of this Code of Ethics as it deems appropriate. A waiver of any provision of this Code of Ethics shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code of Ethics. A "waiver" is defined as approval by the Audit Committee of a material departure from any provision of the Code of Ethics. The waiver process shall consist of the following steps:

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The Senior Officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity or transaction for which the Senior Officer seeks a waiver and shall explain the reason for engaging in the conduct, activity or transaction. Persons seeking a waiver should be prepared to disclose all pertinent facts and circumstances, respond to inquiries for additional information and be willing to comply with any procedures that may be required to protect the Company in connection with a waiver.

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The determination with respect to the waiver shall be made in a timely fashion by the Audit Committee, after consultation with the Company's chief legal officer or General Counsel or with outside legal counsel (if appropriate).

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The decision with respect to the waiver shall be documented and kept in the Audit Committee's records for the appropriate period mandated by applicable law or regulation. If a waiver of this Code of Ethics is granted for any Senior Officer, appropriate disclosure will be made promptly in accordance with the rules and regulations of the SEC, which disclosure may be made through the Company's website to the extent permitted by and in accordance with applicable rules and regulations.

This Code of Ethics may not be amended except in written form, which amendments must be specifically approved by a majority vote of the Company's Board of Directors, including a majority of the Audit Committee. If a material amendment is made to this Code of Ethics, appropriate disclosure will be made promptly in accordance with the rules and regulations of the SEC, which disclosure may be made through the Company's website to the extent permitted by and in accordance with applicable rules and regulations.

The Company shall make this Code of Ethics available on or through its website as required by applicable rules and regulations. In addition, the Company will disclose in its Annual Report on Form 10-K that a copy of this Code of Ethics is available on the Company's website and in print to any shareholder who requests a copy.

All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, these matters shall not be disclosed to anyone other than the Company's chief legal officer or General Counsel, outside legal counsel, the Audit Committee or the Board of Directors.

This Code of Ethics is intended solely for the internal use of the Company and does not constitute an admission by or on behalf of the Company as to any fact, circumstance or legal conclusion.

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Senior Officers and the conduct of the Company's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity. For the avoidance of doubt, nothing in this Code of Ethics is to be interpreted or applied in any way that prohibits, restricts or interferes with an employee's (a) exercise of rights provided under, or participation in, "whistleblower" programs of the SEC or any other applicable regulatory agency or governmental entity (each, a "Government Body"), (b) good faith reporting of possible violations of applicable law to any Government Body, including cooperating with a Government Body in any governmental investigation regarding possible violations of applicable law, or (c) right to engage in other legally protected communications.

It is the intent of the Company that this Code of Ethics be its written code of ethics under the Sarbanes-Oxley Act of 2002, complying with the standards set forth in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission.

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